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                                                                    EXHIBIT 20.1

                                                                    NEWS RELEASE


                        ZI AND JKC SIGN LETTER OF INTENT
                       JKC TO ACQUIRE MAGIC LANTERN GROUP


Calgary, AB, New York, NY. June 5, 2002-- Zi Corporation (NASDAQ: ZICA) (TSE:
ZIC), a leading provider of intelligent interface solutions, and JKC Group, Inc. ("JKC") (AMEX: JKC), a distributor and licensor, jointly announced today that they have signed a letter of intent for the sale of the Magic Lantern group of companies to JKC. The proposed sale is subject to a number of conditions, including completion of a definitive agreement by July 15, 2002, approval by the shareholders of JKC, completion of due diligence and regulatory clearances.

"Our plan when we acquired Magic Lantern in March 2002 included eventual steps to combine our North American e-learning investment with a publicly traded company," said Michael E. Lobsinger, Chairman and Chief Executive Officer of Zi Corporation. "With this pending transaction, we will be a significant shareholder in JKC Group, Inc. and look forward to leveraging JKC's licensing and distribution abilities to improve Magic Lantern's access to North American and Asian markets."

Richard Siskind, President and Chief Executive Officer of JKC, added "we believe the Magic Lantern e-learning business model is highly compatible with the expansion of the company's existing licensing and distribution business model. Our distribution and licensing expertise will help expand Magic Lantern's already significant market presence for educational products, and the Magic Lantern brand in turn should provide us with a meaningful boost to our existing licensing business."

ABOUT MAGIC LANTERN
Founded in 1975, Magic Lantern is one of Canada's leading distributors of educational and learning content in video and other electronic formats. The company has exclusive distribution rights to over 300 film producers representing over 14,000 titles, and its customers include 9,000 out of 12,000 English speaking schools in Canada. The Magic Lantern library includes content from Disney Educational, Annenberg/CPB and CTV Television. Tutorbuddy Inc., a subsidiary of Magic Lantern to be acquired as part of the transaction, is an internet-enabled provider of content and related educational services on-demand to students, teachers and parents. Sonoptic Technologies Inc., a 75% owned subsidiary of Magic Lantern, provides high-quality, state-of-the-art digital video encoding services and has developed a proprietary videobase indexing software that allows users to easily and quickly aggregate, bookmark, re-sort and add their own comment boxes to pre-existing content.

ABOUT ZI CORPORATION
Zi Corporation (www.zicorp.com) is a market-driven technology company delivering intelligent interface solutions to enhance the user experience of wireless and consumer technologies. The company's core technology product, eZiText, connects people to short messaging, e-mail, e-commerce, Web browsing and similar applications in almost any language. Zi supports its strategic partners from offices in Calgary, Beijing, Hong Kong, London, San Francisco and

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Stockholm. The common stock of Zi Corporation is listed on the NASDAQ National
Market (ZICA) and the Toronto Stock Exchange (ZIC).

ABOUT JKC GROUP, INC.
JKC Group, Inc., formerly named Stage II Apparel Corp., was historically engaged primarily as a distributor of apparel. The company has significant experience in licensing and distribution. In April 2002, the company announced that it would focus its resources on expansion of these two service lines. To accomplish this, the company completed an equity infusion and board reconstitution in April 2002. The common stock of JKC Group is listed on the American Stock Exchange (JKC).

Certain statements in this press release that involve expectations or intentions (such as those relating to future deployments or planned cooperation) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on Zi Corporation's and JKC Group's current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of Zi Corporation's and JKC Group's products and services and dependence on third party performance as well as the risks and uncertainties referred to in Zi Corporation's 20-F and JKC Group's 10-K for the most recent calendar year that are filed with the Securities and Exchange Commission. The reader should not place undue reliance on such forward-looking statements. Zi Corporation and JKC Group do not assume any obligation to update such forward-looking statements.


FOR MORE INFORMATION:
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MEDIA INQUIRIES:
Shawn Kelly                           Richard Siskind
Zi Corporation                        JKC Group, Inc.
Corporate Communications Manager      President
Phone: 403 537 9770                   Phone: 212 840 0880
skelly@zicorp.com

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INVESTOR INQUIRIES:
Dale Kearns                           Richard Siskind
Zi Corporation                        JKC Group, Inc.
Chief Financial Officer               President
Phone: 403 233 8875                   Phone: 212 840 0880
investor@zicorp.com
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